Exhibit 99.1

News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Mediainquiries@dinebrands.com

Dine Brands Global, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results

PASADENA, Calif., February 25, 2026 – Dine Brands Global, Inc. (NYSE: DIN) (the “Company” or “Dine Brands”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the fourth quarter and fiscal year 2025.

“In 2025 our brands’ performance improved as we made meaningful progress against our strategic priorities by strengthening the fundamentals of the business and positioning our brands for long-term growth,” said John Peyton, Chief Executive Officer of Dine Brands. “Our focus is on the guest experience, everyday value and continued menu innovation to drive improvements in sales and traffic. Development initiatives anchored by our dual brands strategy continue to build momentum, and strong franchisee engagement positions us well to enter 2026 with an ongoing commitment to create long-term shareholder value.”

Vance Chang, Chief Financial Officer of Dine Brands, added, “In 2025, we completed our debt refinancing and continued to return capital to shareholders, all while maintaining a strong balance sheet. Our 2026 guidance reflects continued targeted investments in growth initiatives that are supported by improving trends across both our franchise business and our company-owned portfolio and we will continue to focus on efficiently deploying capital towards projects with high return on investment.”

Domestic Restaurant Sales for the Fourth Quarter of 2025

•

Applebee’s year-over-year comparable domestic same-restaurant sales decreased 0.4% for the fourth quarter of 2025. Off-premise sales accounted for 23.0% of sales mix in the fourth quarter of 2025 representing per restaurant average weekly sales of approximately $11,900.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 0.3% for the fourth quarter of 2025. Off-premise sales accounted for 21.2% of sales mix in the fourth quarter of 2025, representing per restaurant average weekly sales of approximately $8,500.

Fourth Quarter of 2025 Summary

•

Total revenues for the fourth quarter of 2025 were $217.6 million compared to $204.8 million for the fourth quarter of 2024. The increase was primarily driven by higher company-owned restaurant sales, mainly attributable to the increase in the number and timing of when we acquired Applebee’s and IHOP restaurants from franchisees, offset by a decrease in franchise revenues due to a decrease in the number of franchise restaurants after our acquisition of franchised Applebee’s and IHOP restaurants.

•

General and Administrative (“G&A”) expenses for the fourth quarter of 2025 were $51.5 million, which includes the Q4 recovery of fees from a franchisee, as compared to $52.3 million for the fourth quarter of 2024.

•

Net loss available to common stockholders was $12.3 million, or loss per diluted share of $(0.93), for the fourth quarter of 2025 compared to net income available to common stockholders of $5.0 million, or earnings per diluted share of $0.34 for the fourth quarter of 2024. The decrease includes a non-cash $29 million impairment charge of an intangible asset.

•

Non-GAAP adjusted net income[1] available to common stockholders was $19.4 million, or adjusted earnings per diluted share of $1.46, for the fourth quarter of 2025, compared to adjusted net income available to common stockholders of $12.9 million, or adjusted earnings per diluted share of $0.87, for the fourth quarter of 2024.

•	Loss before income taxes for the fourth quarter of 2025 was $16.6 million compared to income before income taxes of $7.8 million for the fourth quarter of 2024.

•	Consolidated adjusted EBITDA[2] for the fourth quarter of 2025 was $59.8 million compared to $50.1 million for the fourth quarter of 2024.

•	Development activity by Applebee’s and IHOP franchisees for the fourth quarter of 2025 resulted in 40 new restaurant openings and 13 restaurant closures.

2025 Summary

•

Total 2025 revenues were $879.3 million compared to $812.3 million for the prior year. The increase was primarily attributable to the acquisition of restaurants in late 2024 and 2025 partially offset by a decrease in franchise revenues as a result of those acquisitions and a decrease in rental revenues.

•

G&A expenses for 2025 were $203.8 million compared to $196.7 million for 2024. The increase includes compensation and professional service expenses partially offset by the recovery of fees from a franchisee.

•

Net income available to common stockholders was $16.0 million, or earnings per diluted share of $1.11, for 2025 compared to net income available to common stockholders of $63.0 million, or earnings per diluted share of $4.22 for 2024. The decrease includes a $29 million non-cash impairment charge of an intangible asset.

•

Non-GAAP adjusted net income[1] available to common stockholders was $63.5 million, or adjusted earnings per diluted share of $4.45, for 2025 compared to adjusted net income available to common stockholders of $79.8 million, or adjusted earnings per diluted share of $5.34, for 2024.

•	Income before income taxes for 2025 was $25.2 million compared to $89.5 million for 2024.

•	Consolidated adjusted EBITDA[2] for 2025 was $219.8 million compared to $239.8 million for 2024.

•

Cash flows provided by operating activities for 2025 were $89.0 million. This compares to cash flows provided by operating activities of $108.2 million for 2024. The decrease was primarily due to a decrease in segment profit and an increase in working capital.

•	Adjusted free cash flow[3] was $61.5 million for 2025. This compares to adjusted free cash flow of $106.4 million for 2024.

•

Development activity by Applebee’s and IHOP franchisees for 2025 resulted in 73 new restaurant openings and 110 restaurant closures. This includes 28 domestic dual-branded openings and 18 international dual-branded openings.

Effective Tax Rate

The fiscal year 2025 effective tax rate of 32% was different than the statutory Federal income tax rate of 21% primarily due to state and local taxes and a lower tax deduction related to stock-based compensation.

Key Balance Sheet Metrics (as of December 28, 2025)

•	Total cash, cash equivalents and restricted cash of approximately $201.7 million, of which approximately $128.2 million was unrestricted cash.

•	Available borrowing capacity under the 2025 Variable Funding Senior Notes, Class A-1 is over $224 million.

Capital Returns to Equity Holders

During 2025, the Company repurchased approximately $61 million of its common stock and paid approximately $31 million in dividends. In 2024, the Company repurchased approximately $12 million of its common stock and paid approximately $31 million in dividends.

[1]	See “Non-GAAP Financial Measures” for reconciliation of GAAP net income (loss) available to common stockholders to adjusted net income available to common stockholders.
[2]	See “Non-GAAP Financial Measures” for reconciliation of GAAP net income (loss) to consolidated adjusted EBITDA.
[3]	See “Non-GAAP Financial Measures” for reconciliation of the Company’s cash flows provided by operating activities to adjusted free cash flow.

On February 20, 2026, the Company announced that its Board of Directors declared and approved a quarterly cash dividend of $0.19 per share of common stock. The dividend will be paid on April 10, 2026, to the Company’s stockholders of record at the close of business on March 18, 2026.

Financial Performance Guidance for 2026

The Company introduced its fiscal 2026 guidance items:

•	Applebee’s domestic system-wide comparable same-restaurant sales performance is expected to range between 0% and 2%.

•	IHOP’s domestic system-wide comparable same-restaurant sales performance is expected to range between 0% and 2%.

•	Domestic development activity for Applebee’s is expected to be between 15 and 5 net fewer restaurants.

•	Domestic development activity for IHOP is expected to be between 10 net fewer restaurants and 10 net new openings.

•	Our domestic development activity includes at least 50 domestic dual-branded openings, primarily driven by franchisees.

•

Consolidated adjusted EBITDA is expected to range between approximately $220 million and $230 million. Our outlook reflects the positive trends in our franchise business and modest improvement in our company-owned restaurants which is based on our existing portfolio.

•	G&A expenses are expected to range between approximately $205 million and $210 million. This total includes non-cash stock-based compensation expense and depreciation of approximately $35 million.

•	Capital expenditures are expected to range between approximately $25 million and $35 million.

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income-based taxes and other items deemed not reflective of current operations.

Fourth Quarter of 2025 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on February 25, 2026, at 11:00 a.m. Eastern time. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events & Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of December 28, 2025, these three brands consisted of over 3,500 restaurants across 20 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation on us and our franchisees directly; cost pressures, including rising costs for commodities, labor, health care and utilities; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of corporate strategies, including restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our shares; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; changes in U.S. government regulations and trade policies, including the imposition of tariffs and other trade barriers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; the implementation and use of artificial intelligence and related technologies; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; risks of major natural disasters, including earthquake, wildfire, tornado, flood or a man-made disaster, including terrorism, civil unrest or a cyber incident; risks of volatile or adverse weather conditions as a result of climate change; pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; changes in tax laws; failure to meet investor and stakeholder expectations regarding business responsibility matters; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the

Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any gain or loss related to debt extinguishment, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any interest expense, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges, any gain or loss related to debt extinguishment, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock, and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

FBN-R

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(In millions, except per share amounts)

(Unaudited)

	Q4 2025	Q4 2024	2025	2024
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$93.6	$96.4	$383.7	$395.5
Advertising revenues	69.6	70.9	281.8	290.4

Total franchise revenues	163.2	167.2	665.5	686.0
Company-owned restaurant revenues	27.2	8.4	104.6	9.3
Rental revenues	27.1	29.1	109.3	117.1

Total revenues	217.6	204.8	879.3	812.3

Cost of revenues:
Franchise expenses:
Advertising expenses	66.6	75.7	278.8	295.3
Other franchise expenses	10.5	13.0	44.4	44.6

Total franchise expenses	77.1	88.7	323.2	339.9
Company-owned restaurant expenses	27.7	9.0	112.6	9.9
Rental expenses	20.6	21.8	84.2	87.2

Total cost of revenues	125.4	119.5	520.0	437.0

Gross profit	92.2	85.3	359.3	375.3
General and administrative expenses	51.5	52.3	203.8	196.7
Interest expense, net	21.6	17.9	78.0	72.1
Closure and impairment charges	32.4	7.8	40.0	9.2
Amortization of intangible assets	3.6	2.7	11.9	10.8
Loss on extinguishment of debt	—	—	0.9	—
(Gain) loss on disposition of assets	(0.4)	(3.1)	(0.5)	(3.2)

Income (loss) before income taxes	(16.6)	7.8	25.2	89.5
Income tax benefit (provision)	4.4	(2.6)	(8.1)	(24.7)

Net income (loss)	(12.2)	5.2	17.1	64.9
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	—	—	—

Total comprehensive income (loss)	$(12.2)	$5.2	$17.1	$64.9

Net income (loss) available to common stockholders:
Net income (loss)	$(12.2)	$5.2	$17.1	$64.9
Less: Net income allocated to unvested restricted stock	(0.1)	(0.2)	(1.1)	(1.9)

Net income (loss) available to common stockholders	$(12.3)	$5.0	$16.0	$63.0

Net (loss) income available to common stockholders per share:
Basic	$(0.93)	$0.34	$1.11	$4.22

Diluted	$(0.93)	$0.34	$1.11	$4.22

Weighted average shares outstanding:
Basic	13.3	14.9	14.3	14.9

Diluted	13.3	14.9	14.3	14.9

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 28, 2025	December 29, 2024
Assets
Current assets:
Cash and cash equivalents	$128.2	$186.7
Receivables, net of allowance	119.0	115.2
Restricted cash	51.5	42.4
Prepaid expenses	49.0	39.3
Other current assets	4.1	2.4

Total current assets	351.8	386.0
Other intangible assets, net	534.1	575.7
Operating lease right-of-use assets	328.7	323.5
Goodwill	249.6	248.6
Property and equipment, net	160.5	156.1
Long-term receivables, net of allowance	33.8	35.9
Non-current restricted cash	22.0	19.5
Other non-current assets, net	57.1	45.3

Total assets	$1,737.7	$1,790.6

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$93.2	$75.8
Gift card liability	182.7	177.6
Current portion of operating leases obligations	67.6	65.3
Current portion of finance leases	6.6	6.4
Accrued interest payable	7.3	6.4
Dividends payable	2.5	7.8
Deferred franchise revenue, short-term	5.6	6.0
Current portion of long-term debt	—	100.0

Total current liabilities	365.6	445.3
Long-term debt, net, less current portion	1,188.2	1,086.6
Operating lease obligations, less current portion	305.3	310.5
Finance lease obligations, less current portion	32.2	34.3
Deferred income taxes, net	51.2	54.6
Deferred franchise revenue, long-term	34.2	36.7
Other non-current liabilities	35.0	38.7

Total liabilities	2,011.5	2,006.6

Stockholders’ deficit:
Common stock	0.2	0.2
Additional paid-in-capital	239.9	254.8
Retained earnings	175.1	183.6
Accumulated other comprehensive loss	(0.1)	(0.1)
Treasury stock, at cost	(689.1)	(654.6)

Total stockholders’ deficit	(273.9)	(216.0)

Total liabilities and stockholders’ deficit	$1,737.7	$1,790.6

Dine Brands Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Twelve Months Ended
	2025	2024
Cash flows from operating activities
Net income	$17.1	$64.9
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	42.9	39.2
Non-cash stock-based compensation expense	13.2	16.0
Non-cash closure and impairment charges	40.0	9.2
Non-cash interest expense	3.6	3.3
Deferred income taxes	(3.5)	(6.5)
Loss on extinguishment of debt	0.9	—
Provision for doubtful accounts	3.4	0.7
(Gain) loss on disposition of assets	(0.4)	(3.2)
Other	(2.7)	(4.2)
Changes in operating assets and liabilities:
Receivables	(9.6)	(1.4)
Prepaid expenses	(9.9)	8.3
Other assets	(9.1)	4.8
Operating lease assets and liabilities	(13.5)	(12.5)
Gift card receivables and payables	4.8	(0.7)
Accounts payable and other accrued expenses	14.0	(7.1)
Accrued interest payable	0.9	(0.1)
Deferred revenue	(3.1)	(2.5)

Cash flows provided by operating activities	89.0	108.2

Cash flows from investing activities
Principal receipts from notes, equipment contracts and other long-term receivables	8.1	12.3
Additions to property and equipment	(35.6)	(14.1)
Proceeds from sale of property and equipment	1.1	3.0
Additions to long-term receivables	(4.7)	(0.7)
Acquisition of business, net of cash acquired	1.6	(8.5)
Other	(2.0)	(0.5)

Cash flows used in investing activities	(31.6)	(8.5)

Cash flows from financing activities
Proceeds from issuance of long-term debt, including revolving line of credit	600.0	—
Repayment of long-term debt	(594.0)	—
Payment of debt issuance costs	(11.6)	—
Dividends paid on common stock	(31.0)	(31.3)
Repurchase of common stock	(60.7)	(12.1)
Principal payments of finance lease and financing obligations	(5.0)	(5.6)
Repurchase of restricted stock for tax payments upon vesting	(2.0)	(2.7)

Cash flows used in financing activities	(104.3)	(51.7)

Net change in cash, cash equivalents and restricted cash	(46.9)	48.0
Cash, cash equivalents and restricted cash at beginning of year	248.6	200.6

Cash, cash equivalents and restricted cash at end of year	$201.7	$248.6

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In millions, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; gain or loss on disposition of assets; gain or loss on extinguishment of debt; other EBITDA adjustments; the combined tax effect of the preceding adjustments; and income tax adjustments related to the tax impact from a state settlement, as well as related per share data:

	Quarter Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2025	2024	2025	2024
Net income (loss) available to common stockholders, as reported	$(12.3)	$5.0	$16.0	$63.0
Closure and impairment charges	32.4	7.8	40.0	9.2
Amortization of intangible assets	3.6	2.7	11.9	10.8
Noncash interest expense	2.3	0.8	5.0	3.3
(Gain) loss on disposition of assets	(0.4)	(3.1)	(0.5)	(3.2)
Loss on extinguishment of debt	—	—	0.9	—
Other EBITDA adjustments	5.0	2.7	6.9	3.2
Net income tax provision for above adjustments	(11.1)	(2.8)	(16.7)	(6.1)
Net income allocated to unvested participating restricted stock	—	(0.2)	—	(0.5)

Net income available to common stockholders, as adjusted	$19.4	$12.9	$63.5	$79.8

Diluted net income available to common stockholders per share:
Net income (loss) available to common stockholders	$(0.93)	$0.34	$1.11	$4.22
Closure and other impairment charges	1.81	0.39	2.06	0.46
Amortization of intangible assets	0.20	0.13	0.62	0.54
Non-cash interest expense	0.13	0.04	0.26	0.16
Gain (loss) on disposition of assets	(0.02)	(0.15)	(0.02)	(0.16)
Loss on extinguishment of debt	—	—	0.05	—
Other EBITDA adjustments	0.28	0.14	0.37	0.16
Net income allocated to unvested participating restricted stock	—	(0.02)	—	(0.04)
Rounding	(0.01)	—	—	—

Diluted net income available to common stockholders per share, as adjusted	$1.46	$0.87	$4.45	$5.34

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$19.4	$12.9	$63.8	$79.8

Denominator for basic EPS - weighted-average shares	13.3	14.9	14.3	14.9
Dilutive effect of stock options	—	—	—	—

Denominator for diluted EPS - weighted-average shares	13.3	14.9	14.3	14.9

(a)	Diluted net income available to common stockholders per share presented on an after-tax basis.

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Year Ended
	2025	2024
	(In millions)
Cash flows provided by operating activities	$89.0	$108.2
Principal receipts from notes and equipment contracts	8.1	12.3
Additions to property and equipment	(35.6)	(14.1)

Adjusted free cash flow	61.5	106.4

	2025	2024
Supplemental cash flow information
Issuance (repayment) of long-term debt, net	$6.0	—
Dividends paid on common stock	(31.0)	(31.3)
Repurchase of common stock	(60.7)	(12.1)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in millions)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest expense, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, gain or loss on extinguishment of debt, gain or loss on disposition of assets, and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Q4 2025	Q4 2024	2025	2024
Net income (loss), as reported	$(12.2)	$5.2	$17.1	$64.9
Interest charges on finance leases	0.7	0.7	2.7	2.9
All other interest charges	24.1	20.6	88.7	82.9
Income tax provision (benefit)	(4.4)	2.6	8.1	24.7
Depreciation and amortization	11.3	10.1	42.7	39.2
Non-cash stock-based compensation	3.5	3.4	13.2	16.0
Closure and impairment charges	32.4	7.8	40.0	9.2
Loss on extinguishment of debt	—	—	0.9	—
(Gain) loss on disposition of assets	(0.4)	(3.1)	(0.5)	(3.2)
Organization restructuring costs	1.0	2.7	2.1	2.7
Company preopening and transition costs	2.6	—	2.7	—
Other	1.4	0.1	2.1	0.6

Adjusted EBITDA	$59.8	$50.1	$219.8	$239.8

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	IHOP		Applebee’s		Fuzzy’s
	Year Ended		Year Ended		Year Ended
	2025	2024	2025	2024	2025	2024
System Sales (in millions)
Franchise	$3,457.6	$3,526.0	$4,124.8	$4,242.1	$161.7	$184.0
Company	13.9	—	89.8	8.2	0.9	1.1

Total	$3,471.5	$3,526.0	$4,214.6	$4,250.3	$162.6	$185.1

System:
Domestic same-restaurant sales change	(1.5)%	(2.0)%	1.3%	(4.2)%	(7.0)%	(9.3)%
Same-restaurant sales change(a)	(1.7)%	(2.0)%	1.1%	(4.2)%	n/a	n/a
Franchise(b):
Domestic same-restaurant sales change	(1.5)%	(1.9)%	1.4%	(4.1)%	(7.0)%	(9.2)%
Same-restaurant sales change(a)	(1.7)%	(2.0)%	1.2%	(4.1)%	n/a	n/a
Domestic average weekly unit sales (in thousands)	$38.7	$38.7	$54.3	$52.3	$28.5	$29.1
Company:
Domestic average weekly unit sales (in thousands)	$40.8	n/a	$32.7	$27.5	$17.9	$20.8
Development
Franchise(c), (d)
Beginning	1,824	1,814	1,567	1,642	116	131
Opened	56	48	17	26	5	3
Closed	(68)	(38)	(64)	(101)	(16)	(18)

Ending	1,812	1,824	1,520	1,567	105	116

Company(c), (d)
Beginning	—	—	47	—	1	1
Opened	12	—	12	56	—	—
Closed	—	—	—	(9)	—	—

Ending	12	—	59	47	1	1

Total	1,824	1,824	1,579	1,614	106	117
Domestic	(10)	(2)	(29)	(35)	(11)	(15)
International	10	12	(6)	7	n/a	n/a

Net Development	—	10	(35)	(28)	(11)	(15)

(a)	Applebee’s System same-restaurant sales change and Franchise same-restaurant sales change for fiscal year 2023 was 0.7% and 0.7%, respectively.
(b)

The franchise sales percentage change for 2025 was impacted by the acquisition of 47 Applebee’s restaurants in November 2024, 10 IHOP restaurants in March 2025, and 12 Applebee’s restaurants in May 2025 now reported as company-owned.

(c)

Included in the IHOP franchise restaurants closed and IHOP company-owned restaurants opened are 10 restaurants acquired by the Company in March 2025. Included in the Applebee’s franchise restaurants closed and Applebee’s company-owned restaurants opened are 12 restaurants acquired by the Company in May 2025 and 56 restaurants acquired by the Company in November 2024.

(d)	Included in the Applebee’s franchise restaurants opened and Applebee’s company-owned restaurants closed are nine restaurants refranchised by the Company in 2024.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Dual-branded restaurants are defined as restaurants that operate our IHOP and Applebee’s restaurant concepts under two separate franchise agreements but within one restaurant location. Because of this, each dual-branded restaurant is counted as part of both IHOP and Applebee’s restaurant count and activity.

As of December 28, 2025, we had 27 dual-branded domestic IHOP and Applebee’s restaurant locations. Of these 27 locations, we had 26 existing IHOP or Applebee’s restaurants which added a second brand and one new restaurant which added both brands, totaling 28 dual-branded domestic openings.

As of December 28, 2025, we had 32 dual-branded international IHOP and Applebee’s restaurant locations. Of these 32 locations, we had 10 existing IHOP or Applebee’s restaurants which added a second brand and four new restaurants which added both brands, totaling 18 dual-branded international openings in 2025. The remaining dual-branded locations were opened prior to 2025.

As of December 29, 2024, we had 18 dual-branded international IHOP and Applebee’s restaurant locations. Of these 18 locations, we had four existing IHOP or Applebee’s restaurants which added a second brand and seven new restaurants which added both brands, totaling 18 dual-branded international openings in 2024. The remaining dual-branded locations were opened prior to 2024.

As our dual-branded business expands, we may reevaluate how these restaurants are counted in future disclosures.